      W. R. BERKLEY CORPORATION                          NEWS
      165 MASON STREET, P.O. BOX 2518                    RELEASE
      GREENWICH, CONNECTICUT  06836-2518
      (203) 629-3000





FOR IMMEDIATE RELEASE                           CONTACT: Eugene G. Ballard
                                                         Senior Vice President,
                                                         Chief Financial Officer
                                                           and Treasurer
                                                         203-629-3000

        W. R. BERKLEY CORPORATION TO INCREASE LOSS RESERVES $55 MILLION,
                      WILL REPORT FULL YEAR OPERATING LOSS


         GREENWICH, CT, FEBRUARY 11, 2000 -- W.R. BERKLEY CORPORATION (NASDAQ:
BKLY) announced that it expects to increase loss reserves by $55 million ($36 million after-tax) in the fourth quarter of 1999. The Company will report an operating loss, presently estimated to be 91 cents per diluted share, for the year. Final 1999 results will be announced on February 24, 2000.

The reserve increase is related to the Company's regional business, with the majority attributable to the New England regional company. The reserve increase represents approximately 3% of the Company's total loss reserves.

William R. Berkley, Chairman and Chief Executive Officer, stated: "We believe that, while the reserve adjustment creates a loss in the 1999 year, it is necessary to allow us to maintain our historical level of reserve adequacy going forward. With regard to the regional units, we have taken significant actions to strengthen their management and performance, including implementing price increases averaging more than 10%. We have also substantially completed our 1999 restructuring of these units and have realized the expense savings that we anticipated from that effort. These actions should result in substantially improved performance for the regional group. The Company's other operating segments continue to perform satisfactorily."

Mr. Berkley also said that the Company believes that the analyst consensus earnings estimate of approximately $1.28 per share is a reasonable expectation for the Company's performance for the year 2000.

W.R. Berkley Corporation


W.R. Berkley Corporation is a holding company which, through its subsidiaries, operates in all segments of the property casualty insurance business. The operating units are grouped for management purposes into five segments according to market served: Regional Property Casualty Insurance, Reinsurance, Specialty Insurance, Alternative Markets and International.

                                      # # #

         This is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to the Company's performance for the year 2000, are based upon the Company's historical performance and on current plans, estimates and expectations. They are subject to various risks and uncertainties, including but not limited to the impact of competition, product demand and pricing, claims development, catastrophe and storm losses, investment results, legislative and regulatory developments and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These risks could cause the Company's actual results for the 2000 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.